SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 4, 2001

                          PROFESSIONAL DETAILING, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           DELAWARE                     0-24249                 22-2919486
 ----------------------------       ----------------        -------------------
 (State or other jurisdiction       (Commission File           (IRS Employer
      of incorporation)                 Number)             Identification No.)

     10 Mountainview Road,
     Upper Saddle River, NJ                                          07458
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(Address of principal executive office)                            (Zip Code)

                                 (201) 258-8450
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               Registrant's telephone number, including area code:

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5. Other Events

      On May 4, 2001 the Registrant issued the following press release:

                "PDI REPORTS FIRST QUARTER 2001 FINANCIAL RESULTS

  Revenue up 143% to $173.1 million; operating income up 91% to $16.7 million;
   and earnings per share up 79% to $0.77 per share over first quarter 2000.

Upper Saddle River, New Jersey (Friday, May 4, 2001). Professional Detailing, Inc. (Nasdaq:PDII) today announced revenue, operating income, net income and net income per share for the quarter ended March 31, 2001.

Quarterly Results

Net total revenue for the quarter ended March 31, 2001 was $173.1 million, an increase of 142.8% over net total revenue of $71.3 million for the quarter ended March 31, 2000. Net product revenue for the quarter ended March 31, 2001 was $95.0 million and was zero in the earlier period. Net service revenue for the quarter ended March 31, 2001 was $78.1 million, an increase of 9.5% over net service revenue of $71.3 million for the quarter ended March 31, 2000. Operating income for the quarter ended March 31, 2001 was $16.7 million, an increase of 90.6% over operating income of $8.8 million for the quarter ended March 31, 2000. Net income for the quarter ended March 31, 2001 of $10.9 million increased 94.7% over net income of $5.6 million for the quarter ended March 31, 2000. Diluted net income per share of $0.77 for the quarter ended March 31, 2001 increased 79.1% over diluted net income per share of $0.43 for the quarter ended March 31, 2000.

Charles T. Saldarini, Chief Executive Officer of Professional Detailing, Inc. commented, "We are extremely pleased with our results for the first quarter which highlights our transformation from a pure contract sales organization to a fully integrated commercialization and co-promotion partner. These results demonstrate that we can successfully partner with our clients for mutually rewarding outcomes that add significant incremental value. It also reflects PDI's long range strategy of capitalizing upon both our strategic assets and our core competencies to produce incremental sales results."

Mr. Saldarini added, "The quarter also reflects positively on our work with Ceftin, underscoring our ability to deliver an integrated 'surround the brand' value chain combining both sales and marketing services. As we move through 2001, we will continue to look for additional opportunities to utilize our fully integrated sales and marketing capabilities. It is this approach that will enable PDI to continually deliver high client and shareholder satisfaction."

                              Recent Developments

On April 27, 2001, the Company entered into a $60 million credit agreement, through PNC Capital Markets, Inc. as the lead arranger. The agreement consists of a short-term revolving credit facility in the amount of $30 million and a long-term (three-year) revolving credit facility in the amount of $30 million.


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Both short and long-term credit facilities are unsecured, and if drawn down upon, will be used for general corporate and working capital purposes.

Webcast

PDI will conduct a live webcast of its Earnings Release Briefing at 9:00 AM EDT on May 7, 2001. The live webcast of the event will be accessible through PDI's website, www.pdi-inc.com and will be archived on the website for future on-demand replay.

Company Background & Services

Professional Detailing, Inc. is a leading provider of sales and marketing services to the United States pharmaceutical industry. We have achieved our leadership position based on more than 13 years of designing and executing customized sales and marketing programs for many of the pharmaceutical industry's largest companies and have long standing relationships with our major clients.

We provide the following services:

o dedicated contract sales services, in which detailing programs are customized to client specifications;

o syndicated contract sales services, provided through our ProtoCall unit, enabling clients to tap into an existing, large-scale sales team for specific detail positions and periods;

o LifeCycle X-Tension(TM) services, providing sales, marketing and distribution services for companies facing portfolio optimization challenges;

o LifeCycle Launch(TM) services, providing commercial launch services for emerging and biotechnology companies to independently launch new brands;

o marketing research and consulting services, provided through our TVG unit, enabling clients to study qualitative and quantitative aspects of brand performance on a pre-launch, launch and continuing basis; and

o medical education and communication services, provided through TVG, through which clients can access continuing medical education, Sales Force Tactical Briefings(TM) and peer-to-peer promotion.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this release which look forward in time involve risks and uncertainties that may cause actual results or achievements to materially differ from those indicated by the forward-looking statements. These forward-looking statements include any statements relating to increased demand for the Company's services, expansion of the Company's business as well as any other statements which are not solely historical. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The Company's documents filed with the SEC identify important factors that may cause the actual results to differ materially from those indicated by the forward-looking statements"


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PROFESSIONAL DETAILING, INC.


                                         By: /s/ Charles T. Saldarini
                                             -----------------------------------
                                             Charles T. Saldarini, Vice Chairman
                                              and Chief Executive Officer

Date: May 9, 2001


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